Exhibit 99.1

Press Release

Contact:
David G. Mazzella
President & CEO
Veramark Technologies, Inc.
585-381-6000
dmazzella@veramark.com

 FOR IMMEDIATE RELEASE

VERAMARK REPORTS PROFIT FOR THE QUARTER AND YEAR

Pittsford, N.Y., February 16, 2006 — Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the fourth quarter and year ended December 31, 2005. For the fourth quarter of 2005 Veramark reported a net income of $266,000, $0.03 per diluted share, on sales of $2,902,000. For the full year ended December 31, 2005 Veramark’s net income was $382,000, or $0.04 per diluted share, on sales of $10,859,000. For the year ended December 31, 2004 Veramark had reported a net loss of $114,000, or $0.01 per share, on sales of $11,036,000.

David G. Mazzella, Veramark’s President and Chief Executive Officer, commenting on the results stated, “We ended 2005 on a positive note with a good fourth quarter and profitable operations for the year. After a sluggish first quarter, we achieved an increase in order rates with each succeeding quarter. The increase in quarterly orders was attributable to new orders for VeraSMART, our enterprise level product, in which we have invested significant development resources over the past several years. In September 2005 we announced the release of VeraSMART 4.0 which added SMART Work Order, a module that adds flexible workflow and helpdesk management functionality to the VeraSMART platform.”

Mr. Mazzella added, “In addition to the increased order rates experienced in 2005 we also strengthened our balance sheet throughout the year. Through careful management we were able to generate positive cash flows throughout 2005, ending the year with a positive cash flow in excess of $400,000 and with $ 1,512,000 in cash and cash equivalents on our balance sheet.”

Mr. Mazzella also reported that the next release of VeraSMART will introduce a fully integrated Asset Management module to the existing platform, and is planned for a late second quarter 2006 launch. “With each release of VeraSMART we move closer to our stated strategic objective of expanding into markets beyond the traditional telephony based applications. We are actively recruiting marketing and sales personnel to drive achievement of that goal.”

-more-

About Veramark Technologies, Inc.

For over 20 years, Veramark (www.veramark.com) has set the industry standard for network cost control solutions by delivering technological excellence, application experience and process expertise. Veramark software's completely web-based architecture integrates communications management software with operation support systems (OSS) software. These integrated solutions include Telemanagement, Work Flow management, and Directory / Information Management - a broad portfolio of products and services that allows enterprises to measurably reduce communications expenses, optimize network performance, increase productivity and improve enterprise security. Veramark solutions are available as premise-based solutions or as a totally managed solution based on an Application Service Provider (ASP) model.

The company’s leadership position is demonstrated by relationships with telecom’s elite—Avaya®, Cisco Systems®, Aastra Intecom, Nortel Networks®, NEC America®, SBC®, Sprint®, and others—and an installed base of nearly 100,000 customers ranging from the Fortune 500 to small businesses as well as the public sector. All Veramark products and services are made and provided by personnel in the United States.

Veramark, VeraSMART, and Quantum Series are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

# # # #

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Fourth Quarter Ended
	December 31,
	2005		2004
Sales		$2,902,322		$3,012,683
Income Before Taxes		$265,703		$416,047
Income Taxes	$	- 0 -	$	- 0 -
Net Income		$265,703		$416,047
Net Income Per Diluted Share		$0.03		$0.04
Diluted Weighted Average Number of Shares Outstanding		9,082,399		9,418,877

	Fiscal Year Ended
	December 31,
	2005		2004
Sales		$10,858,871		$11,035,966
Income (Loss) Before Taxes		$381,733		$(113,560)
Income Taxes	$	- 0 -	$	- 0 -
Net Income (Loss)		$381,733		$(113,560)
Net Income (Loss) Per Diluted Share		$0.04		$(0.01)
Diluted Weighted Average Number of Shares Outstanding		9,309,888		8,606,759

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.